EXHIBIT 10.1

SYNOVUS FINANCIAL CORP.

Board of Directors Compensation

Cash Compensation

Annual Board Retainer	$40,000

Annual Board Committee Member Retainers:
Audit Committee	$15,000
Compensation Committee	$10,000
Corporate Governance and Nominating Committee	$7,500
Executive Committee	$10,000

Annual Board Chair Retainer[1]	$110,000

Annual Committee Chair Retainers:[2]
Audit Committee	$15,000
Compensation Committee	$10,000
Corporate Governance and Nominating Committee	$7,500
Executive Committee[3]	$15,000

Annual Lead Director Retainer	$5,000

1In addition, the Board Chair shall be provided with an office and administrative support for the duration of his tenure. The Board Chair does not receive any other compensation for his service on the Board or any of its committees.

[2]The committee chair will receive both an annual committee member retainer and annual committee chair retainer.

3In addition, the Executive Committee Chair shall be provided with an office and administrative support for a period through October 2011.

Equity Compensation

At the discretion of the Corporate Governance and Nominating Committee – no equity awards were made in 2009 or 2010.

Director Stock Purchase Plan

Annual maximum company cash contribution per director participant to company-sponsored open market stock purchase plan, with company’s contribution to 50% of director participant’s cash contribution, subject to annual maximum contribution limit by director of $20,000.	$10,000